                                                                     Exhibit 3.3

                                                               STATE OF DELAWARE
                                                              SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 05:00 PM 05/07/2002
                                                              020291 706 2097382


                       CERTIFICATE OF OWNERSHIP AND MERGER

                                     MERGING

                               TAIWAN TRAVEL, INC.

                                      INTO

                               USA NETWORKS, INC.

                         (Pursuant to Section 253 of the
                      General Corporation Law of Delaware)


      USA Networks, Inc. a corporation organized and existing under the laws of Delaware (the "Corporation"), does hereby certify:

            FIRST: That the Corporation owns all of the outstanding shares of the only class of stock of Taiwan Travel, Inc., a Delaware corporation ("Merger Sub").

            SECOND: That the Corporation, by the following resolutions of its Board of Directors, dated as of April 24, 2002 and unanimously adopted by the Board of Directors of the Corporation, determined to merge said Merger Sub into itself (the "Merger").

                  RESOLVED, that Merger Sub be merged into the Corporation and that, upon the effectiveness of such merger, the Corporation shall assume all of the liabilities and obligations of Merger Sub.

                  RESOLVED, that said merger shall become effective upon the filing of a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware or, if later, at such time as specified in the Certificate of Ownership and Merger.

                  RESOLVED, that, upon effectiveness of said merger, Article I of the Restated Certificate of Incorporation of the Corporation, as heretofore amended, shall be amended to read as follows:

                                   "ARTICLE I

                The name of the corporation is USA Interactive."

                  RESOLVED, that the proper officers of the Corporation be, and they hereby are, directed to make and execute a Certificate of Ownership and Merger setting forth a copy of the resolutions to so merger and to change the name of the Corporation, and the date of adoption thereof, and to cause the same to be filed with the Secretary of State of the State of Delaware and to do all acts and things whatsoever, whether within or without the State of Delaware, that may be necessary or property to effect said merger and change of name.

            THIRD: The merger shall be effective upon the filing of this Certificate of Ownership and Merger with the Secretary of State of Delaware.


      IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by a duly authorized officer on this 7 day of May, 2002.


                                          USA NETWORKS, INC.


                                          By: /s/ Julius Genachowski
                                             -----------------------------------
                                             Name: Julius Genachowski
                                             Title: Executive Vice President